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FORM 3                                                   OMB APPROVAL
                                               ---------------------------------
                                               OMB Number              3235-0104
                                               Expires:       September 30, 1998
                                               Estimated average burden
                                               hours per response............0.5
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                UNITED STATED SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549



            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934.
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Miller, III                       Lloyd                I.
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     (Last)                            (First)              (Middle)

     4550 Gordon Drive
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                                       (Street)

     Naples                            FL                   34102
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     (City)                            (State)              (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)
     March 4, 2002
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3.   IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
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4.   Issuer Name and Ticker or Trading Symbol
     Interlott Technologies, Inc. - ILI
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I - Non-Derivative Securities Beneficially Owned
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
1. Title of Security                  2. Amount of Securities    3. Ownership Form:   4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            Beneficially Owned         Direct (D) or        (Instr. 4)
                                         (Instr. 4)                 Indirect (I)
                                                                    (Instr. 5)
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

Common Stock                               195,800(1)                    I           By Lloyd I. Miller, III, Trust A-4
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Common Stock                                60,400(1)                    I           By Milfam II, L.P.
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Common Stock                                14,000(1)                    I           By Lloyd I. Miller, Trust C
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Common Stock                                37,400(1)                    I           By Lloyd I. Miller, III, Trustee,
                                                                                     GST  f/b/o Catherine C. Miller
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Common Stock                                40,000(1)                    I           By Lloyd I. Miller, III, custodian under
                                                                                     Florida UGMA for Alexandra B. Miller
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Common Stock                                29,000(1)                    I           By Lloyd I. Miller, III, Trustee,
                                                                                     GST f/b/o Kimberly I. Miller
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Common Stock                                28,200(1)                    I           Lloyd I. Miller, III, LLC
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Common Stock                                 2,600(1)                    I           By Wife
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Common Stock                                44,800(1)                    I           By Milfam I, L.P.
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Common Stock                                 2,000(1)                    I           By Lloyd I. Miller, III, custodian under
                                                                                     Florida UGMA for Tyler Dulmage
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Common Stock                                 2,000(1)                    I           By Lloyd I. Miller, III, custodian under
                                                                                     Florida UGMA for Wylie Dulmage
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

*    If the Form is filed by more than one reporting person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                 Page 1 of 3
                                                                          (Over)

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FORM 3 (continued)

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable         3. Title and Amount of Securities   4. Conver-     5. Owner-      6. Nature of
   Security (Instr. 4)      and Expiration Date         Underlying Derivative Security      sion or        ship           Indirect
                            (Month/Day/Year)            (Instr. 4)                          Exercise       Form of        Beneficial
                         ----------------------      ---------------------------------      Price of       Derivative     Ownership
                         Date       Expira-          Title                 Amount           Derivative     Security:      (Instr. 5)
                         Exer-      tion                                   or               Security       Direct
                         cisable    Date                                   Number                          (D) or
                                                                           of                              Indirect
                                                                           Shares                          (I)
                                                                                                           (Instr. 5)
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


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
Explanation of Responses:

(1)The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.

   /s/ Lloyd I. Miller, III                                    3/14/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.





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
1.  Name and Address of Reporting Person:     2.  Issuer Name and Ticker or Trading Symbol:   3.  Date of Event Requiring Statement
                                                                                                  (Month/Day/Year)
    Miller, III          Lloyd        I.          Interlott Technologies Inc.- ILI                March 4, 2002
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(Continued)           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
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1.  Title of Security      2.  Amount of Securities     3.  Ownership Form:            4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                 Beneficially Owned           Direct (D) or                  (Instr. 5)
                                                            Indirect (I) (Instr. 5)
                               (Instr. 4)
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Common Stock                   21,800(1)                       I                       By Lloyd I. Miller, Trust A-1
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Common Stock                   35,600(1)                       I                       By Lloyd I. Miller, III, Trustee GST f/b/o
                                                                                       Lloyd I. Miller III
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Common Stock                   34,000(1)                       I                       By Lloyd I. Miller, III, custodian under
                                                                                       Florida UGMA for Lloyd I. Miller, IV
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Common Stock                   23,000(1)                       I                       By Lloyd I. Miller, III, co-Trustee with
                                                                                       Kimberly Miller (KSMTR)
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Common Stock                   73,400                          D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).


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